                                                                                                                        Exhibit 12
                                                           FORMICA CORPORATION
                                            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                    (in millions, except ratio data)

                                                                                Three months ended           Nine months ended
                                                                                  September 30,                September 30,
                                                                             -------------------------   --------------------------
                                                                                 2000          1999         2000           1999
                                                                             -------------   ---------   ------------   -----------

       Loss from continuing operations before income taxes per statement of
       operations                                                               $(8.5)         $ (3.8)     $(36.7)        $(15.0)

       Add:
       Portion of rents representative of the interest factor                     0.8             0.6         2.3            1.8

       Interest on indebtedness and amortization of debt expense                 14.4             9.5        36.5           28.5

                                                                             -------------   ---------   ------------   -----------
       Income as adjusted                                                         6.7             6.3         2.1           15.3
                                                                             =============   =========   ============   ===========

       Fixed Charges:
       Interest on indebtedness and amortization of debt expense (1)             14.4             9.5        36.5           28.5
                                                                             -------------   ---------   ------------   -----------

       Capitalized interest (2)                                                  --              --          --             --
                                                                             -------------   ---------   ------------   -----------

       Rents                                                                      2.5             1.8         6.9            5.4

                                                                             -------------   ---------   ------------   -----------
       Portion of rents representative of the interest factor (3)                 0.8             0.6         2.3            1.8
                                                                             -------------   ---------   ------------   -----------

                                                                             -------------   ---------
       Fixed Charges (1) + (2) + (3)                                           $ 15.2           $10.1      $ 38.8         $ 30.3
                                                                             =============   =========   ============   ===========

       Ratio of earnings to fixed charges                                         0.44            0.62        0.05           0.51
                                                                             =============   =========   ============   ===========


                                                                       E-1